                                                                    Exhibit 16.1



April 9, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs:

We have read the four paragraphs of Item 4 included in the attached Form 8-K dated April 5, 2002 of Learning Tree International, Inc. (the Company) to be filed with the Securities and Exchange Commission and have the following comments:

     . We agree with the statement made in the first paragraph in Item 4 with regards to the termination of our relationship. However, we have no basis to agree or disagree with the statements concerning the appointment of Ernst & Young LLP.

     . We agree with the statements made in paragraph 2 items number 1 and 2 of Item 4. However, we have no basis to agree or disagree with the statement in paragraph 2 item number 3 in Item 4 concerning any consultation between the Company and Ernst & Young LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements during the two most recent fiscal years through the present.

     .    We agree with the statements made in paragraphs 3 and 4 of Item 4.


Very truly yours,


/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP